UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

April 10, 2014
____________________________

GROWLIFE, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385 (Commission File Number)		90-0821083 (IRS Employer Identification No.)
20301 Ventura Blvd, Suite 126 Woodland Hills, California 91364 (Address of Principal Executive Offices and zip code)

(800) 977-5255
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

CEN Biotech Interest Purchase Agreement:

On January 24, 2014, Growlife, Inc. (the “Company”), executed an Interest Purchase Agreement whereby Wise Phoenix LLC, a Nevada limited liability company (“WP”), and AJOA Holdings, LLC, a Nevada limited liability company (“AJOA”) (WP and AJOA may be collectively referred to as “Sellers”), sold to Organic Growth International, LLC, a Nevada limited liability company (“’OGI”), 25% of the fully diluted outstanding equity of CEN Biotech, Inc., a corporation organized under the laws of Canada (“CEN”). OGI is the Company’s previously announced joint venture with CANX USA, LLC, a Nevada limited liability company (“CANX”).

In addition to the 25% equity interest in CEN, OGI would have been entitled to a preference should there have been any Distributed Income. Distributed Income is defined as CEN’s net income, after adding non-cash expenses less any reserves designated by CEN’s Board of Directors. The reserves were not to exceed 20% of CEN’s gross revenues. Under the terms of the Interest Purchase Agreement (“IPA”), Distributed Income was to be allocated 60% to OGI, 20% to AJOA, and 20% to WP until distributions had been made equal to $40,000,000. After the distribution of $40,000,000, any Distributed Income was to be allocated 40% to OGI, 30% to AJOA, and 30% to WP. It was the intention of the parties to the IPA that distributions from available funds were to be made at least on an annual basis.

In exchange for the rights discussed above, the Company was obligated to issue a total of 235,294,118 restricted shares of its common stock (“Payment Shares”) ($40,000,000 calculated at $0.17 per share), should certain conditions be satisfied. 117,647,059 of the Payment Shares would have gone to WP and the other 117,647,059 Payment Shares would have gone to AJOA upon the satisfaction of the issuance conditions.

However, because certain requirements were not met, the transactions discussed above did not close yet. To this day, OGI has never received any outstanding equity of CEN, and the Company never issued the Payment Shares to the Sellers.

RXNB Interest Purchase Agreement:

On January 24, 2014, the Company executed an Interest Purchase Agreement (“RXNB IPA”) whereby WP and AJOA sold to OGI 40% of the fully diluted outstanding equity of R.X.N.B., Inc., a Nevada corporation (“RXNB”).

In addition to the 40% equity interest in RXNB, OGI was entitled to a preference if there was to be any Distributed Income (defined in CEN Transaction IPA). Under the terms of the RXNB IPA, Distributed Income was to be allocated 60% to OGI, 20% to AJOA, and 20% to WP until distributions have been made equal to $45,000,000. After the distribution of $45,000,000, any Distributed Income was to be allocated as 40% to OGI, 30% to AJOA, and 30% to WP. It was the intention of the parties to the RXNB IPA that distributions from available funds were to be made at least on an annual basis.

In exchange for the rights discussed above, the Company was obligated to issue a total of 264,705,882 restricted shares of its common stock (“RXNB Payment Shares”) ($45,000,000 calculated at $0.17 per share). 132,352,941 of the RXNB Payment Shares were to have gone to WP, and the other 132,352,941 Payment Shares would have gone to AJOA. In the RXNB IPA, OGI guaranteed that the Sellers would receive in the aggregate not less than $18,000,000 within nine months from January 24, 2014 or upon the Sellers’ liquidation of the RXNB Payment Shares, whichever was sooner. The RXNB Payment Shares would have been issued by the Company to WP and AJOA after OGI received certain documentation from WP, AJOA, and RXNB.

Like the CEN IPA discussed above, the RXNB IPA did not close as well because certain requirements were not met yet. Also to this day, OGI never received the outstanding equity shares, and the Company never issued the RXNB Payment Shares.

Although the respective Interest Purchase Agreements were still ongoing, the Company received notification from both RXNB and CEN that the two companies were rescinding and/or voiding their respective Interest Purchase Agreements with the Company on Thursday, April 10, 2014. The notification indicated that both RXNB and CEN were rescinding and/or voiding their respective agreements when each company became aware that the U.S. Securities and Exchange Commission suspended the Company’s trading in securities due to potential issues of accuracy and adequacy of information in the marketplace.

 The Company maintains that it will not suffer any material early termination penalties due to the fact that both RXNB and CEN rescinded and/or voided their respective Interest Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GrowLife, Inc.

Date: April 15, 2014	By:	/s/ Sterling C. Scott
Sterling C. Scott
Chief Executive Officer